Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (File No. 333-97995 and 333-168332) on Form S-8 of our report dated June 26, 2025, appearing in this Annual Report on Form 11-K of the NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan for the year ended December 31, 2024.

Bonadio & Co., LLP
June 26, 2025
Amherst, NY